Galena Biopharma Enters into Definitive Agreement to License
U.S. Rights for Zuplenz® (ondansetron) Oral Soluble Film

•	Novel, rapidly dissolving oral PharmFilm® enables faster absorption, increased convenience and better compliance for patients.

•	Planned launch in multiple indications-chemotherapy-, radiation- and post operative-induced nausea and vomiting-in early 2015.

•	FDA-Approved product to be added to Galena’s established oncology commercial team.

Portland, Oregon, July 22, 2014- Galena Biopharma, Inc. (NASDAQ: GALE), a biopharmaceutical company developing and commercializing innovative, targeted oncology treatments that address major unmet medical needs to advance cancer care, today announced it has entered into a definitive agreement to license the U.S. rights for the commercial product Zuplenz® (ondansetron) oral soluble film. The asset was licensed from MonoSol Rx, LLC, the developer of the oral soluble film technology, PharmFilm®, and manufacturer of the product.

Zuplenz was approved in 2010 by the U.S. Food and Drug Administration (FDA) in adult patients for the prevention of highly and moderately emetogenic chemotherapy-induced nausea and vomiting (CINV), radiotherapy-induced nausea and vomiting (RINV), and post-operative nausea and vomiting (PONV). Zuplenz is also approved in pediatric patients for moderately emetogenic CINV. Nausea and vomiting are two of the most common side-effects experienced by post-surgery patients and patients receiving chemotherapy or radiation. It is estimated that up to 90% of chemotherapy and up to 80% of radiotherapy patients will experience CINV and RINV respectively.

The active pharmaceutical ingredient in Zuplenz, ondansetron, is used to prevent nausea and vomiting caused by cancer chemotherapy, radiation therapy, and surgery. Ondansetron belongs to a class of medications called serotonin 5-HT3 receptor antagonists and works by blocking the action of serotonin, a natural substance that may cause nausea and vomiting. According to data from Wolters Kluwer, the oral 5-HT3 market exceeds $1 billion in the U.S.

Zuplenz utilizes MonoSol Rx’s proprietary PharmFilm® technology, an oral soluble film that dissolves on the tongue in less than thirty seconds. This rapidly dissolving, oral soluble film eliminates the burden of swallowing pills during periods of emesis and in cases of oral irritation, therefore increasing patient adherence and reducing emergency room visits and hospitalization due to a lack of patient compliance or the patient’s inability to keep the medication down without vomiting. Zuplenz is supplied in both 4 mg and 8 mg ondansetron doses with a safety profile equivalent to other products in the class.

“We believe the innovative product benefits of Zuplenz, combined with our experienced oncology sales team, will create significant acceleration and leverage to our commercial product portfolio,” said Mark J. Ahn, Ph.D., President and Chief Executive Officer of Galena Biopharma. “Our commercial franchise was established last year with the acquisition of Abstral® for the treatment of breakthrough cancer pain. Adding Zuplenz to our commercial portfolio enhances our offering of supportive care products that are simple to take and provide reliable dosing to improve the quality of life for patients suffering from cancer or recovering from surgery and the associated side-effects.”

Galena has entered into an exclusive license and supply agreement with MonoSol Rx, the effectiveness of which is subject to the court approval of a settlement that MonoSol Rx has reached with a former licensee of Zuplenz. Under the terms of the license agreement, upon effectiveness of the license and transfer to Galena of the New Drug Application (NDA) for Zuplenz, Galena will pay MonoSol Rx a total of $5,000,000 in cash and stock. The license agreement also provides for fixed double-digit royalties on net sales and pre-specified, one-time sales milestones.

Zuplenz has issued and pending U.S. patent applications with an anticipated expiration date of 2029. Galena expects to launch Zuplenz in early 2015.

“MonoSol Rx has established our proprietary PharmFilm technology in multiple approved and pipeline products, including Zuplenz and Suboxone®. We believe Galena’s established, oncology focused commercial team understands the advantages of our PharmFilm technology and can successfully commercialize Zuplenz in all three indications,” concluded, A. Mark Schobel, Co-President and CEO of MonoSol Rx.

About Zuplenz® (ondansetron) Oral Soluble Film

Zuplenz® (ondansetron) Oral Soluble Film is approved by the U.S. Food and Drug Administration (FDA). Zuplenz is approved in adult patients for the prevention of highly and moderately emetogenic chemotherapy-induced nausea and vomiting (CINV), radiotherapy-induced nausea and vomiting (RINV), and post-operative nausea and vomiting (PONV). Zuplenz is also approved in pediatric patients for moderately emetogenic CINV. Nausea and vomiting are two of the most common side-effects experienced by post-surgery patients and patients receiving chemotherapy or radiation.

Zuplenz utilizes the proprietary PharmFilm® technology as an oral soluble film that dissolves on the tongue in under 30 seconds. This rapidly dissolving film eliminates the burden of swallowing pills during periods of emesis and in cases of oral irritation, therefore increasing patient adherence and reducing emergency visits and hospitalization due to a lack of patient compliance or the patient’s inability to keep their treatment down without vomiting. Zuplenz is supplied in both 4 mg and 8 mg ondansetron doses with a safety profile equivalent to other products in the class.

About Chemotherapy-, Radiation- and Post Operative-Induced Nausea and Vomiting

It is estimated that up to 90% of patients receiving chemotherapy experience CINV and up to 80% of patients undergoing radiotherapy will experience RINV. For patients, CINV/RINV is among the most feared and distressing side effects, and uncontrolled or poorly controlled CINV/RINV can cause patients to be malnourished or dehydrated, have electrolyte imbalances, or experience physical and mental deterioration. In extreme cases, patients may choose to discontinue beneficial therapy because of this side effect.

Postoperative nausea and vomiting (PONV) is one of the most commonly occurring complications as a result of anesthesia and/or the pain medications given during surgery. PONV results in high levels of patient discomfort and dissatisfaction, and can result in increased recovery room time, expanded nursing care, and potential hospital admission-all factors that may increase total health care costs.

About MonoSol Rx

MonoSol Rx is a specialty pharmaceutical company leveraging its proprietary PharmFilm® technology to develop products which address the unmet needs of patients. PharmFilm® is designed to benefit patients by improving the convenience, efficacy, and compliance of new and currently marketed drugs.  The Company's leadership in film drug delivery is supported by strong intellectual property, a pipeline of prescription formulations based on PharmFilm® technology, and two FDA approvals - Zuplenz®, the first approved prescription oral soluble film for the prevention of chemotherapy-induced, radiotherapy-induced, and postoperative nausea and vomiting, and Suboxone® sublingual film, the first sublingual film product for the treatment of opioid dependence. For press releases and other company information visit www.monosolrx.com.

About Galena Biopharma

Galena Biopharma, Inc. (NASDAQ: GALE) is a Portland, Oregon-based biopharmaceutical company developing and commercializing innovative, targeted oncology treatments that address major unmet medical needs to advance cancer care. For more information visit www.galenabiopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the timing of commercial launch of Zuplenz, Galena’s ability to successfully commercialize Zuplenz, as well as statements about our expectations, plans and prospects. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those identified under “Risk Factors” in Galena’s Annual Report on Form 10-K for the year ended December 31, 2013 and most recent Quarterly Reports on Form 10-Q filed with the SEC. Actual results may differ materially from those contemplated by these forward-looking statements. Galena does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this press release.

Contact:

Remy Bernarda
VP, Marketing & Communications
(503) 405-8258
rbernarda@galenabiopharma.com

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